EX-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

February 28, 2012

Board of Trustees
Delaware Group Adviser Funds
2005 Market Street
Philadelphia, PA 19103

         Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the series of Delaware Group Adviser Funds set forth below (each a “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that such Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages set forth below for the period February 28, 2012 through February 28, 2013.

Fund	Class	12b-1 Cap
Delaware Diversified Income Fund	Class A	0.25%
	Class R	0.50%
Delaware U.S. Growth Fund	Class A	0.25%
	Class R	0.50%
Delaware International Bond Fund	Class A	0.25%
	Class R	0.50%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/J. Scott Coleman
	Name:	J. Scott Coleman
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Adviser Funds
By:	/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President
	Date:	February 28, 2012